FOR IMMEDIATE RELEASE

December 6, 2007

Dallas R. Arthur
President
Bradford Bancorp, Inc.
(410) 372-1480

Michael J. Dee
President
Patapsco Bancorp, Inc.
(410) 285-1010


        BRADFORD BANCORP, INC. PROPOSES TO REDUCE THE PRICE TO BE PAID TO
          PATAPSCO BANCORP, INC. STOCKHOLDERS IN THEIR PROPOSED MERGER;
      PATAPSCO BANCORP, INC. TO ADJOURN MERGER PORTION OF ANNUAL MEETING OF
    STOCKHOLDERS; AND BRADFORD BANK MHC TO ADJOURN SPECIAL MEETING OF MEMBERS

         Baltimore and Dundalk, Maryland - Bradford Bancorp, Inc. and Patapsco Bancorp, Inc. (OTCBB: PATD) announced today that their merger and Bradford Bancorp's stock offering (which is a condition to closing the merger) will likely not be consummated unless the per share merger consideration to be paid to Patapsco Bancorp stockholders is significantly reduced below the current $23.00 in cash or 2.3 shares of Bradford Bancorp common stock.

         Bradford Bancorp has been advised by its marketing agent that, given the downturn in the market for financial institutions since the signing of the merger agreement in March 2007 and the mailing of the stock offering prospectus on October 29, 2007, it is unlikely that Bradford Bancorp will be able to sell the minimum number of shares necessary to complete its public offering unless Bradford Bancorp's valuation is lowered in such a way so as to lower the price-to-tangible book value ratio, which is a measure that many investors use to gauge the attractiveness of an investment. Due to the financial structure of the transaction, in order to obtain a new valuation that reflects a lower price-to tangible book value ratio and complete the merger with Patapsco Bancorp, Bradford Bancorp would be required to significantly reduce the merger consideration.

         Bradford Bancorp's board of directors has communicated to the board of directors of Patapsco Bancorp a proposal to significantly lower the price per share to be paid to Patapsco Bancorp stockholders. The board of directors of Patapsco Bancorp is currently considering this proposal, as well as its rights under the merger agreement, and will take such actions as it believes are in the best interests of its stockholders.

         In order to provide additional time to consider these matters, Patapsco Bancorp's board of directors has determined to adjourn that portion of today's Annual Meeting of Stockholders that deals with consideration of the proposed merger. Bradford Bank MHC will also adjourn the Special Meeting of Members scheduled to be held on December 10, 2007.

         If the merger consideration is renegotiated, Patapsco Bancorp will submit the amended merger agreement to its stockholders for their approval and Bradford Bancorp will conduct a resolicitation stock offering. The precise timing and precise manner of any proxy vote or resolicitation will depend on execution of an amended merger agreement, if any, and finalization of a revised appraisal and related regulatory review and approvals.

         Either party can terminate the merger agreement if the merger has not taken place by March 19, 2008 and the terminating party is not otherwise in breach of the agreement. If the proposed merger is terminated after March 19, 2008 and Bradford Bancorp has not completed its public offering, Bradford Bancorp would be required to pay Patapsco Bancorp a termination fee of $2.0 million. If the parties wish to terminate the merger prior to March 19, 2008, the parties must agree to terms of such termination.

         More specific information regarding the merger and the stock offering will be made public when available.

ABOUT THE COMPANIES

         Bradford Bancorp was organized to become the holding company for Bradford Bank, a federally chartered savings bank headquartered in Baltimore, Maryland, upon completion of the mutual-to-stock conversion and stock offering. Bradford Bank MHC is currently the mutual holding company parent for Bradford Bank. Bradford Bank currently operates out of its headquarters and nine full-service offices in the greater Baltimore metropolitan area. As of September 30, 2007, Bradford Bank MHC had total consolidated assets of $578.5 million, total deposits of $457.0 million and total retained earnings of $42.4 million.

         Patapsco Bancorp is the parent company of The Patapsco Bank, a Maryland chartered commercial bank, also headquartered in Dundalk, Maryland. Patapsco Bank operates five full-service offices in the greater Baltimore metropolitan area. As of September 30, 2007, Patapsco Bancorp had total consolidated assets of $257.4 million, total deposits of $189.7 million and total stockholders' equity of $18.5 million.

FORWARD-LOOKING STATEMENTS

         This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Bradford Bancorp and Patapsco Bancorp do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

         Bradford Bancorp has filed a registration statement that includes a proxy statement/prospectus, and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission (the "SEC"). Stockholders are urged to read the registration statement and the proxy statement/prospectus and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You are able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Bradford Bancorp and Patapsco Bancorp, at the SEC's Internet site (http://www.sec.gov).

         Copies of the prospectus can be obtained, without charge, by directing a request to Bradford Bancorp, Inc., Kimberly Ruckle, 6910 York Road, Baltimore, Maryland 21212, (410) 372-1461. In addition, copies of the proxy statement/prospectus can be obtained, without charge, by directing a request to Patapsco Bancorp, Michael J. Dee, 1301 Merritt Boulevard, Dundalk, Maryland 21222, (410) 285-1010.

         Patapsco Bancorp and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Patapsco Bancorp in connection with the merger. Information about the directors and executive officers of Patapsco Bancorp and their ownership of Patapsco Bancorp common stock is set forth in the proxy statement/prospectus. Additional information regarding the interests of these participants may be obtained by reading the proxy statement/prospectus.

         The offering will be made only by means of a prospectus in accordance with the Securities Act of 1933, as amended, and all applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.